UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 18, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 7.  Financial Statements and Exhibits

c.  Exhibits

99.1  Press release of LabOne, Inc. dated February 18, 2004

Item 9.  Regulation FD Disclosure

The following information is furnished pursuant to Item 9, "Regulation FD Disclosure". Additionally, on February 18, 2004, LabOne, Inc. issued a press release announcing, among other things, its results for the quarter and year ended December 31, 2003. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Content of LabOne Conference Call held February 18, 2004

The following report is about LabOne's fourth quarter and fiscal year 2003. Some portions of the following discussion may contain "forward-looking statements," including, but not limited to, projections and statements of revenue growth, margins, earnings, expansion of services and customer base, and improvements in operating efficiencies. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "could," "should," "will," "will be," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" or variations thereof. Forward-looking statements are not guarantees of future performance or results. Forward-looking statements involve known and unknown risks and uncertainties. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, pricing and mix of services provided by the Company, intense competition, the loss of one or more significant customers, government reimbursement policies, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission ("SEC"), including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-K.

We are pleased to announce the results for the quarter and the year, which include an annual increase of 16% in revenues, a 25% increase in operating earnings and a 35% increase in diluted earnings per share. Excluding the impact of Central Plains Laboratories, acquired during the fourth quarter of 2002, healthcare revenues increased 28% for the year. Revenue growth for risk assessment was attributable to a 35% increase in insurance services, including teleunderwriting, and 15% growth in paramedical services compared to the prior year. Although revenue for risk assessment laboratory testing declined by 5% compared to the prior year, related operating earnings increased by 3%, reflecting increased capacity utilization of the core laboratory, which is shared with healthcare testing.

During the third and fourth quarters of 2003, Welsh, Carson, Anderson, and Stowe distributed approximately 4.9 million common shares to its limited partners. We view these distributions as positive for LabOne as the distribution required the conversion of Series B-1 convertible shares into common stock thus eliminating the 8% paid in kind dividend and enhancing the float of common shares outstanding.

During the first quarter of 2004, we announced completion of the acquisition of the Alliance Laboratory Services from the Health Alliance of Greater Cincinnati. This acquisition provides both the opportunity to improve capacity utilization in Lenexa as well as a strategic location for a second core laboratory operation in the greater Cincinnati area. Additionally, we announced an agreement to acquire the assets of the drug testing division, Northwest Toxicology, from NWT Inc. in Salt Lake City. We are very excited about the opportunities associated with these acquisitions, which are strategic and improve laboratory capacity utilization in the Lenexa, Kansas location.

Healthcare laboratory volumes at LabOne increased 35% over the fourth quarter of 2002. Requisition volume was 649,000 samples in the fourth quarter, compared with 480,000 in the same quarter last year. Average selling price for healthcare samples improved from $34.98 a year ago to $36.60, resulting from an increased mix of physician and Lab Card volume versus testing directed by managed care, as well as increased utilization of higher priced tests. Healthcare gross margins were 41.9% for the quarter.

Insurance applicants processed in the fourth quarter totaled 1,303,000, compared with 1,386,000 a year ago, or a 6% decline. Average selling price per applicant continued to trend about 2% above last year, as life insurance clients adopted additional reflex and screening tests. Insurance laboratory testing margins were 47%, in line with last year.

Donors for Substance Abuse Testing increased 1% to 547,000 over the same quarter last year. Gross margin improved as well, to 28% compared with 26% last year. Average selling price was flat.

With major integration milestones for MetLife and Central Plains Laboratories completed, LabOne's operations group turned to due diligence and planning to complete the acquisition of Alliance Laboratory Services. Our operating plan for 2004 includes consolidating toxicology and certain immunology testing platforms from Cincinnati to Kansas City, while exchanging esoteric tests between the two platforms to increase volumes in our respective centers of excellence. Furthermore, we began development of new physician to laboratory connectivity to improve the Cincinnati lab's ability to attract and maintain outreach clients. Finally, LabOne embarked on the planning process to replace Alliance Laboratory Services facilities, with a new local laboratory in the Greater Cincinnati area. The laboratory will also provide business continuity and redundancy to our Kansas City facility.

In the fourth quarter, we made a key addition to senior staff at LabOne with the hiring of Dr. Patrick James, as Executive Vice President for Laboratory and Pathology Services. After earning a medical degree from St. Louis University, Dr. James completed internship and residency at the National Naval Medical Center and a fellowship in cyto-pathology at Johns Hopkins. In addition to anatomic pathology leadership roles at the Naval Hospital and St. Joseph Hospital in Denver, Dr. James most recently served as the Medical Director responsible for Hospital Integration at Health Midwest in Kansas City. As a member of the LabOne staff, Dr. James strengthens LabOne's competency in managing laboratories within integrated hospital networks as well as broadening our cytology and pathology leadership. Dr. James now oversees our seven hospital lab management contracts and our newly developed internal cytology group. Dr. James is also responsible for development and maintenance of our local pathology affiliations in key outreach markets.

Continuing with healthcare initiatives, LabOne made preparations to launch it's Reference Solutions Group, an effort designed to offer our widening esoteric menu to hospitals and regional laboratories. The new service will offer clients an alternative, competitively priced reference laboratory, as well as lab-to-lab connectivity, 24/7 client services, and rapid turn-around-time.

LabOne's CaseOne service continued to enjoy wider adoption among our insurance clients. An increasing number of insurance companies now rely on CaseOne to manage and gather all of the data requirements needed to underwrite a life insurance policy. From the moment of application, we are able to complete the teleunderwriting interview, the paramedical examination, laboratory testing, background checks and collect attending physician statements in an integrated business process that shortens the cycle time to policy issue, and reduces cost for the issuing company. Orders, status and results are delivered to clients via integrated technology solutions.

LabOne's Substance Abuse Testing division is now approaching the market as our "Employment Service Group." The Employment Service Group's primary product offering has been branded SelectOne, enabling clients to acquire drug testing solutions, as well as complete background checks required by company policy or pre-employment guidelines. SelectOne clients can place orders, manage data, and receive results via the SelectOne website.

Revenues for the fourth quarter 2003 were $92.0 million compared to $77.9 million in the fourth quarter 2002. Contrasted with the fourth quarter of last year, risk assessment services increased 13% to $61.6 million, healthcare increased 42% to $23.8 million and substance abuse testing increased 1% to $6.6 million. Healthcare revenues for the quarter included $2.9 million compared to $0.9 million last year associated with the acquisition of Central Plains Laboratories acquired in December 2002.

Net earnings for the fourth quarter 2003 were $5.7 million, or $0.33 per diluted share, compared to $4.4 million, or $0.27 per diluted share, for the fourth quarter 2002.

Operating earnings for the fourth quarter 2003 were $9.8 million compared to $8.5 million for the same period last year. Fourth quarter 2003 operating earnings comprised $12.6 million for risk assessment services, $5.5 million for healthcare and $1.1 million for substance abuse testing, offset by $9.4 million for corporate selling, general and administrative expenses. This compares to operating earnings for the same period in 2002 of $11.4 million for risk assessment, $3.4 million for healthcare and $0.9 million for substance abuse testing, offset by $7.2 million for corporate selling, general and administrative expenses.

For the year ended December 31, 2003, revenues were $346.0 million, compared to $298.1 million last year. Compared to revenues for the prior year, risk assessment services increased 10% to $230.7 million, healthcare increased 45% to $88.5 million and substance abuse testing decreased 2% to $26.8 million. Healthcare revenues for the year included $11.9 million compared to $0.9 million last year associated with the acquisition of Central Plains Laboratories in December 2002.

Net earnings for the year were $20.7 million, or $1.23 per diluted share, compared to $14.8 million, or $0.91 per diluted share, for 2002.

Operating earnings for the year ended December 31, 2003, were $35.5 million, compared to $28.4 million last year. Operating earnings for the year ended December 31, 2003, comprised $47.3 million for risk assessment services, $17.9 million for healthcare and $4.5 million for substance abuse testing, offset by $34.2 million for corporate selling, general and administrative expenses. This compares to operating earnings for 2002 of $41.0 million for risk assessment, $11.9 million for healthcare and $3.5 million for substance abuse testing, offset by $28.0 million for corporate selling, general and administrative expenses.

Working capital increased $7.7 million from December 2002, principally related to an increase in accounts receivable. Long-term debt and current maturities were $58.1 million at the end of the quarter, a reduction of $6.9 million from December 2002. Net cash provided by operations for the year ended December 31, 2003 was $23.9 million compared to $21.2 million for fiscal 2002. Capital expenditures for the year were $10.0 million compared to $8.0 in 2002. Acquisitions of businesses during 2003 were $13.0 million compared to $17.2 million for 2002.

As previously mentioned, in January 2004 we completed the acquisition of the laboratory operations for the Health Alliance of Greater Cincinnati for a total cash consideration of $42.4 million. Anticipated revenues associated with this acquisition include $29.0 million of outreach revenues, $11.0 million of reference testing performed for the six hospitals in the Health Alliance, and $8.5 million of fee revenue associated with the management of the six immediate response laboratories owned by the Health Alliance. The acquisition was consummated through a separate corporate subsidiary of LabOne to allow for up to a 10% equity participation for key management of the laboratory operations in Cincinnati. Participant's rights under this program provide for a redemption of shares based on their pro-rata share of accumulated earnings. After factoring this and acquisition related depreciation, amortization and interest expense, we believe the acquisition will increase our earlier guidance by approximately $0.05 per diluted share during 2004.

Question and Answer Session:

Q:    The gross profit line came in at a level that was the company's lowest in the last four or five quarters. Can you talk about that performance; if it was a function of business mix? I know you mentioned some higher-priced tests in the quarter that may have contributed to that. Can you give us a sense as to what happened in the quarter and what we should expect going into 2004 on a consolidated basis?

A:    Well the gross margin percentage by contrast to last year was about five tenths of a percent higher than last year.

Q:    Understood. I guess I'm looking at the trends throughout the year, and again just relative to where the company's performance has been throughout the last five quarters.

A:    There is a mix shift as we increase our paramedical revenues, which is at a much lower margin than the roughly 46-47% margins we have in the insurance laboratory testing, so that is a factor. We've also had some initiatives in the fourth quarter in our healthcare laboratory, which increased cost at the front end, which we'll benefit from in the balance of 2004. We had a little timing issue with an opportunity here in 2003 for cytotechnology. As you know there's a very tight labor market in the laboratory space. LabOne is entering the cytotechnology space for the first time here in 2004, and one of our competitor labs is closing an operation here in Kansas City. While we weren't quite ready to move on that labor expense, we went ahead and did it so that we wouldn't lose those cyto techs to other operations. So we did get a little ahead of ourselves on payroll costs related to ramp-up of cytopathology on the healthcare side. Between that and some of the expanding insurance offerings that are lower margins than our laboratory testing, we've got a mix change.

Q:    Looking at the balance sheet, if you affect for the borrowings that you took down for the Cincinnati deal, can you tell us how much room you've still got left under the $150 million line?

A:    Yes, we have a little over $70 million under the line.

Q:    The tax rate continues to be hovering in the mid-thirties. What should we expect from a modeling perspective for 2004?

A:    I've always given indications that about 38% is the right mix. Now, the combined effective rate for the Cincinnati operations, which will impact us some, may drive that up a half a percent, just because the state rate in Ohio is higher than the aggregate of our state rates net of federal.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: February 19, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer